Exhibit 10.6

     2005 Leadership Incentive Plan

Eligibility
Eligible participants include Corporate and Region Executives and others in Leadership roles of Covansys and must be approved by the Compensation Committee of the Board of Directors.

Participants generally become eligible to participate in the Plan on the date they become actively employed. Participants become ineligible for participation as of the date of a change into an ineligible position.

Overview of Plan
The Plan is an annual plan that is effective from January 1, 2005 through December 31, 2005.

Pool Concept
A pool of incentive dollars has been established for the payment of the 2005 Leadership Incentive Plan. If the company as a whole meets its’ financial gross profit objectives, this pool will be fully funded for payment of incentives under the Plan. However, if the company falls short of its goals, the pool of available incentive dollars will be funded at a lower level. If the company falls below the established threshold for Gross Profit, the Plan will not be funded. There may, however, be some discretionary funding allocated to the Plan to reward superior individual performance. If discretionary dollars are used exclusively for incentive payments, any incentive amount paid shall be at the sole discretion of the Compensation Committee.

Performance Factors
Corporate Gross Profit performance as a percentage of the Company’s operating plan will establish the overall dollar amount of incentives available. This pool of incentive dollars will then be distributed to participants in the plan based on their attainment of their individual goals and objectives.

Individual goals and objectives such as Revenue and Gross Margin will be chosen as the performance component(s) used to determine a participant’s actual incentive payout from the established pool.

Thresholds
Thresholds are set based on consideration of the difficulty of attaining the particular goal and objective, last year’s results and expectations at an individual level. Threshold amounts must be met before any payment occurs to the individual, regardless of overall company performance. No payment will occur for performance below threshold amounts for any of the performance factors. The incentive payment will increase proportionately as performance increases.

Individual Targets
Goals and objectives have been established for company and region performance. Actual performance compared with the established goals and objectives are the basis for calculating the incentive amounts. Overall Corporate results determine the pool available to pay participants.

Bonus Opportunity
The targeted total incentive opportunity (“TIO”) is based on market data for like type positions and the availability of pool funds and is approved by the Compensation Committee. The TIO is maintained within the Compensation Department at Corporate. Salary changes throughout the year will not change the TIO.

Upside Potential
Results in excess of the annual targets provide a significant opportunity to earn additional incentives beyond the target incentive based on the overachievement of the annual goals and objectives by both the company and the individual. This payment is discretionary, based on the availability of pool funds.

Payment Date
The incentive payment will be made as soon as practical after the end of 2005.

Termination
To be eligible to receive payment, each employee must be in good standing with the company, have satisfactory performance and be employed on the day the checks are distributed. Employees that voluntarily terminate from the company or are involuntarily terminated for cause are ineligible for payments.

Employees that are involuntarily terminated for reasons other than cause may be eligible to receive a pro-rated payment for the period worked, based on the company’s performance, and the individual’s performance against their goals. If applicable, payments would be made at the time other payments are made.

Leave of Absence / Disability
Employees on an approved leave of absence or disability when the incentives are paid are eligible to receive a prorated payment for the period in which they worked, at the time of the regular bonus payment. If applicable, the employee will be paid upon their return to work.

If the employee terminates and does not return to work they will not be eligible to receive any additional payment, in accordance with our termination rules.

Transfers/Changes
Any changes in TIO, performance factors, goals or plan type require the approval of the Compensation Committee.

Windfalls and Catastrophic Losses
A windfall is a potential payment for results not driven by a participant (e.g., acquisitions, market reconfigurations, changes in business or responsibilities, errors in the Plan). A catastrophic loss is a situation where participant’s payments are reduced or eliminated due to business situations that are unforeseeable and unpreventable by the participant (e.g. tornadoes, floods, or other natural disasters, etc.). If any transaction is identified as a windfall or catastrophic loss, the affected participant will be notified in writing if there is to be any adjustment in the calculation or payment.

Plan Termination or Amendment
Covansys intends the Plan to remain in effect throughout 2005. However, Covansys reserves the right, in its sole discretion, to terminate/change the Plan at any time. Covansys reserves the right to interpret the plan as necessary. The plan is reviewed periodically and revisions, as approved by the Compensation Committee, may occur in order to support current business plans.

Unauthorized Representations
No director, officer, employee or other person has the authority to enter into any agreement, either written or oral, or to make any representation or warranty with any person or participant concerning participation or a payment under the plan. Only the Covansys CEO will have such authority, subject to approval by the Compensation Committee.

No Contract of Employment or Participation in the Plan
This incentive plan does not constitute a contract of employment and cannot be relied upon as such. As always, employment with Covansys is and remains “at will”. No person will, because of participation in an incentive plan, acquire any right to an accounting or to examine the financial records or affairs of Covansys. In addition, receipt of this document does not guarantee eligibility or participation in this plan.

Tax Related Liabilities
Participants are responsible for determining the tax consequences of payments under the plan and arranging for appropriate withholding. Covansys will not be responsible for and will be held harmless from liability for payments, interest, penalties, costs or expenses incurred as a result of not arranging for sufficient withholding or deductions

DEFINITIONS

Revenue (REV) is defined as the aggregate total dollar value billed and revenue accrued to a customer by Covansys in 2005 for Covansys services that are attributable directly to a participant.

Gross Margin/Profit (GM or GP) is defined as total revenue minus all direct and indirect costs of revenue (including as applicable but not limited to labor, subcontractors, hardware/software, “other” direct costs, related depreciation, offshore contractual services, travel and reimbursable expenses).

Target Incentive Opportunity (TIO) is a percentage of a participant’s current base salary. TIOs are based on the participant’s level, size of territory, experience, contribution, performance, internal and external comparators.

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